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                        ROYAL BANCSHARES OF PENNSYLVANIA
                    BOARD OF DIRECTORS AND SENIOR MANAGEMENT
                                 CODE OF ETHICS


We believe that maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of Royal's business and maintenance of the public's trust. Our Code of Conduct ("code") sets forth the policies and procedures applicable to all in Royal's operations.

            o We require compliance with the law and insist upon ethical behavior. This responsibility cannot be delegated or assumed by the company.

            o Royal's Code is intended to guide our personnel's day-to-day conduct. We recognize that our code cannot anticipate every possible situation or cover every topic in detail. Most of the topics covered in this code are explained in greater detail in our various policies, procedures and guidelines such as those contained in our Bank's Employee Handbook. From time-to-time, we establish compliance programs to address specific subjects. All members of the Royal family are encouraged to seek guidance before taking any action on any manner in which he or she may be unclear.

            o We recognize that the standards in this code can not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

            o All Royal members are expected to comply with all applicable governmental rules and regulations. Any failure to obey such laws and regulations violates this code. Violation of our code or compliance programs will not be tolerated and will result in corrective action, up to and including termination. We encourage all personnel to report any known violation. Violators should expect that we will pursue remedies to full extent of the law, including civil remedies from violators as well as referral of any criminal misconduct to law enforcement agencies.

            o We require all personnel to report suspected violations of this code, immediately to our Corporate Compliance Officer.

            o Any questions about a topic covered in our code, should be directed to our Corporate Compliance Officer, our in-house or Corporate Counsel. We insist that any fiscal unethical or illegal conduct, be reported to our Corporate Compliance Officer or the Chairman of our Audit Committee.

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Conflicts of Interest
---------------------

         A "conflict of interest" exists any time one faces a choice between what is in a person's own personal interest (financial or otherwise) and the interest of our company. . When a conflict of interest arises, we encourage our directors and officers to act with great care to avoid any possibility that their actions do not appear to be in the best interest of the company. Should any of our people find themselves in a position where his or her objectivity may be questioned because of individual interest or family or personal relationships, we ask that they notify our Corporate Compliance Officer immediately for guidance.

Ownership Interests
-------------------

         Board of Directors approval is required for our company to do business with an entity in which a director, senior officer or family member owns - directly or indirectly - an interest. Whenever such persons or a family member own or acquire an interest that is greater than 5% in any entity, Board approval is needed when:

            o Such entity has more than $1,000 in deposits, loans or does more than $1,000 in annual sales of goods or services to our company or its affiliates; or

            o If such persons help make entity purchasing or lending decisions or have a part in payment for the goods and services.

 Whenever an ownership interest does not meet any of the above criteria, Board approval is not needed, however, all such persons are expected to remain obligated to keep our company's and those of our shareholders interest first in mind.

Gifts, Meals Services and Entertainment
---------------------------------------

         No one is permitted to request or accept anything that might be used or perceived as a means to influence such individual against the company's best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business. No one may accept or give any gift in excess of $100 in value without the prior approval of our Corporate Compliance Officer. (notwithstanding anything contained in this Code to the contrary, the term "Gift(s)" or "gift(s)" shall mean a gift with a Fair Market Value in excess of $100.)

Safeguarding Company Assets/Accuracy of Books and Records
---------------------------------------------------------

         We maintain internal controls to provide direction on protecting company assets and financial accountability. The controls are based upon the following principles:

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WE DO NOT PERMIT:

            o Making personal use of company assets that creates additional costs for the company, interferes with work duties or violates any company policies;

            o Allowing company property to be used in any manner that may be or may be used in connection with any illegal acts;

            o The manipulation of financial accounts, records or reports for personal gain;

            o The maintenance of off-the-book accounts intended to facilitate questionable or illegal payments; or

            o  The violation of any law or regulation.

WE INSIST THAT ALL PERSONNEL:

            o  Prepare project budget proposals with accurate information;

            o Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions;

            o Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.);

            o Retain company records in accordance with established policies and applicable legal and regulatory requirements; and

            o Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the United States Securities and Exchange Commission.

Insider Trading
---------------

           Any member of the Royal Family that is privy to material or confidential information about our company or any company with whom we have a business relationship and trades Company securities such as stocks or bonds, while in possession of that information or tell others about it before it is made public may have violated the insider trading laws. Insider trading is a crime that can carry severe penalties.

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         Material information includes the type of news that would affect a reasonable investor's decision on whether or not to invest in the company's stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company. Our policy forbids Royal members from trading not only in our stock, but also in those of our suppliers, customers or other companies with whom we have a business relationship while in possession of material inside information learned in the course of one's employment at our company.

         We encourage all directors and officers to invest in our stock. However, should any director or officer have access to any information not readily available to the public, such persons must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. Should one have such information:

            o Do not tell anyone not authorized to have the information. A casual remark to a family member or friend could find its way to a broker and eventually to the entire financial community thereby requiring the company to take corrective action Any such "tipping" may be illegal and damaging to the company, our employees or our investors

            o Do not trade in our company's stock (or that of an applicable outside company) until the news has been made widely public. Circumstances suggesting the possibility of insider trading tarnish our reputation and may result in an investigation by governmental authorities of company and stockbroker records of stock trading transactions. Even unintended violations could damage the company's reputation and result in liability or penalties, including criminal charges and fines against such individual(s).

            o This policy against insider trading also covers transfers into and out of company stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled monthly purchases of our stock within plans are not prohibited. We encourage best practices at all times and ask all our members to exercise caution so as not to jeopardize investor confidence.

If you are planning to effect a transaction in our securities, all members are required to contact our in-house Corporate Counsel or Executive Vice President for clearance.

Ethical Standards Regarding Giving and Accepting Gifts
------------------------------------------------------

         Our company and its directors and officers must maintain high ethical and professional standards in all our dealings.

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            o  We will not tolerate anyone offering to or making payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions. We insist on honesty and integrity from all parties to our business activities.

            o Our code cannot necessarily contemplate all actions or all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, we do not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper. However, we encourage all members to exercise their best judgment so as to avoid even the hint of inappropriate behavior. If you are uncertain, contact our in-house corporate counsel for guidance.

            o We ask that you document any entertainment of and gifts to customers, vendors, suppliers and potential customers, vendors and suppliers, as well as any and all gifts received from customers, vendors, supplier and potential customers, vendors and suppliers, when in doubt, seek guidance from our in-house corporate counselor on how to proceed.




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                                 ACKNOWLEDGEMENT


         I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of Royal Bancshares of Pennsylvania and its subsidiaries and affiliates. I further certify that I have reviewed the Code of Ethics, I have had an opportunity to ask questions, and that I understand its provisions and what they require of me as an officer and/or director of Royal Bancshares of Pennsylvania. I understand that a violation of this Code of Ethics may result in the termination of my employment or a request for me to resign from Royal Bancshares of Pennsylvania.




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Date                                        Signature of Officer or Director

















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